EXHIBIT 12.1

PROVIDIAN CORPORATION AND SUBSIDIARIES
COMPUTATION OF HISTORICAL RATIO OF EARNINGS TO FIXED CHARGES

                                                                 Years Ended December 31
                                                        --------------------------------------------
                                                         1996     1995     1994     1993      1992
                                                         ----     ----     ----     ----      ----
Earnings as Adjusted:
Pretax income from continuing operations               $  624   $  506   $  441   $  487   $  452
Interest expense, excluding interest on
  banking deposits, annuities and other
  financial products                                      112      114       87       73       81
Portion of rent expense representing the
  interest factor                                           8        8        7        8        9
                                                       ------   ------   ------   ------   ------
                                            Subtotal      744      628      535      568      542
Interest expense on banking deposits                      142      105       62       54       65
                                                       ------   ------   ------   ------   ------
                                            Subtotal      886      733      597      622      607
Interest expense on annuities and other
  financial products                                      837    1,005      755      683      704
                                                       ------   ------   ------   ------   ------
                                               Total   $1,723   $1,738   $1,352   $1,305   $1,311
                                                       ======   ======   ======   ======   ======

Fixed Charges:
Interest incurred, excluding interest incurred
  on banking deposits, annuities and other
  financial products                                   $  112   $  114   $   87   $   73   $   81
Portion of rent expense representing the
  interest factor                                           8        8        7        8        9
                                                       ------   ------   ------   ------   ------
                                            Subtotal      120      122       94       81       90
Interest incurred on banking deposits                     142      105       62       54       65
                                                       ------   ------   ------   ------   ------
                                            Subtotal      262      227      156      135      155
Interest incurred on annuities and other
  financial products                                      844    1,014      757      686      704
                                                       ------   ------   ------   ------   ------
                                               Total   $1,106   $1,241   $  913   $  821   $  859
                                                       ======   ======   ======   ======   ======


Ratio of Earnings to Fixed Charges:
Excluding interest on banking
  deposits, annuities, and other
  financial products <F1>                                 6.2      5.1      5.7      7.0      6.0
Including interest on
  banking deposits <F2>                                   3.4      3.2      3.8      4.6      3.9
Including interest on banking
  deposits, annuities and other
  financial products <F3>                                 1.6      1.4      1.5      1.6      1.5





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EXHIBIT 12.1 (CONTINUED)

COMPUTATION OF HISTORICAL RATIO OF EARNINGS TO FIXED CHARGES


<F1>     For the purpose of  computing  the ratio of earnings to fixed  charges, earnings have been calculated by adding to pretax income from continuing operations the amount of fixed charges reduced for capitalized interest and increased for amortization of previously capitalized interest. Fixed charges consists of interest on debt and a portion of net rental expense, approximately one-third, deemed to represent interest.

<F2>     Computation  of this ratio is the same as  described  in note (1) above except that fixed charges also includes interest on banking deposits.

<F3>     Computation  of this ratio is the same as  described  in note (1) above except that fixed charges also includes interest on banking deposits, annuities and other financial products.

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